EXHIBIT 21

                       ROUNDY'S, INC.
                        Subsidiaries


Roundy's, Inc. has ten wholly-owned first-tier subsidiaries, each a Wisconsin corporation (except as otherwise noted) doing business under their corporate names. These subsidiaries are:


Badger Assurance, Ltd. (1)   Kee Trans, Inc.
CD of Wisconsin, Inc.        Midland Grocery of Michigan, Inc.(5)
Holt Public Storage, Inc.    Ropak, Inc.
I.T.A., Inc.                 Scot Lad Foods, Inc.
Jondex Corp.                 Ultra Mart Foods, Inc.


Five Wisconsin corporations doing business under their corporate names are wholly owned subsidiaries of Ropak, Inc.
These corporations are:


Insurance Planners, Inc.          Shop-Rite, Inc.
Pick `n Save Warehouse Foods,Inc. Villard Avenue Shop-Rite, Inc.
Rindt Enterprises, Inc.


Three corporations doing business under their corporate names are wholly owned subsidiaries of Scot Lad Foods, Inc.
These corporations are:


Spring Lake Merchandise, Inc. (3)      Cardinal Foods, Inc.(4)
Scot Lad-Lima, Inc.(3)


Two corporations doing business under their corporate names are wholly owned subsidiaries of Cardinal Foods, Inc. These corporations are:


Wilson's Cardinal Supermarket, Inc. (3)   Gardner's Food Galleries, Inc.(3)


Two corporations doing business under their corporate names are subsidiaries of Shop-Rite, Inc. These corporations are:


The Midland Grocery Company (3) (6)         Village Market, LLC (2)

One corporation doing business under its corporate name is a 50% owned subsidiary of Jondex Corp. The corporation is:

Clintonville Land Co., LLC (7)
_____________

(1) A Bermuda corporation.                 (4) A Delaware corporation.
(2) An Indiana limited liability company.  (5) A Michigan corporation.
(3) An Ohio corporation.                   (6) Partially owned by Cardinal
                                               Foods, Inc.
                                           (7) A Wisconsin limited liability
                                               company.